SUBSIDIARIES OF SYMETRA LIFE INSURANCE COMPANY

Symetra National Life Insurance Company          Domiciled: Iowa

First Symetra National Life Insurance Company of New York     Domiciled: New York

Symetra Reinsurance Corporation             Domiciled: Iowa